Exhibit 5.1
OPINION OF HARTER SECREST & EMERY LLP
Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604-2711
(585) 232-6500
Fax: (585) 232-2152
November 8, 2006
Premier Exhibitions, Inc.
3340 Peachtree Road, NE, Suite 2250
Atlanta, Georgia 30326
Ladies and Gentlemen:
     We have acted as counsel to Premier Exhibitions, Inc., a Florida corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended (such registration statement is referred to herein as the “Registration Statement”) filed by the Company on November 8, 2006 with the Securities and Exchange Commission (the “Commission”) with respect to the registration with the Commission of the reoffer and resale of up to 95,477 shares of Common Stock of the Company, par value $.0001 per share (the “Common Stock”), that were issued to the selling shareholder named in the Registration Statement upon his exercise of stock options granted pursuant to the Company’s Amended and Restated 2004 Stock Option Plan (the “Plan”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Amended Certificate of Incorporation of the Company, (ii) the Bylaws of the Company and (iii) the Plan. As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. We also have relied, without investigation, upon certificates and other documents from public officials.
     Our opinion set forth below is limited to the corporate laws of the State of Florida.

     Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and provided that: (a) the shares of Common Stock offered and sold pursuant to the Plan and covered by the Registration Statement have, if required, been duly qualified or registered, as the case may be, for sale under applicable securities laws and all such applicable securities laws were complied with, (b) all necessary action by the Board of Directors of the Company has been taken to duly authorize the offer, issuance and sale of such shares of Common Stock, and (c) such shares of Common Stock offered have been delivered pursuant to and in accordance with the terms of the Plan and related agreements and instruments, we are of the opinion that the 95,477 shares of Common Stock that were issued to the selling shareholder upon his exercise of options granted under the Plan have been duly authorized and legally issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement.
     This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered as of the date hereof, and we disclaim any undertaking to advise you of changes in law or fact that may affect the continued correctness of our opinion as of a later date.
Very truly yours,
/s/ Harter Secrest & Emery LLP